Exhibits 99.1

Sunrise Real Estate Group, Inc. Announces Resignation and appointment of CFO

SHANGHAI, China, March 21, 2011/Xinhua-PR Newswire/ — Sunrise Real Estate Group, Inc. (OTC.BB: SRRE; website: www.sunrise.sh) announced that effective March 17, 2011, Mr. Wang Wen Yan resigned as Chief Financial Officer of Sunrise Real Estate Group, Inc. (the “Company”). His resignation was not due to any disagreement with the Company or its management regarding any matter relating to the Company’s operations, policies or practices. At the same day, Mr. Liu Zhen Yu is appointed as CFO of Sunrise.

Prior to joining the Company, Mr. Liu, 38 years old, was with Tarsus China Holding where he was the China regional finance manager since 2008. His main duties at Tarsus include supervising the company’s finance and administrative operation in China. Prior to joining Tarsus, Mr. Liu was one of the members in setting up Best Buy in China as the finance manager for the China region. He was responsible for overseeing day-to-day financial matters. Mr. Liu graduated from Tong Ji University in 2009 where he received his MBA.

Forward Looking Statements
The common stock of Sunrise Real Estate Group, Inc. is quoted and traded on the OTC Bulletin Board under the trading symbol “SRRE”. This press release contains forward-looking information within the meaning of section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forwarding-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

For more information, please contact:
Lyman Huang ,
Sunrise Real Estate Group, Inc.
Tel:   +86-21-6422-0505 x696
Email: ir@sunrise-sh.net
Web:   http://www.sunrise.sh

SOURCE:  Sunrise Real Estate Group, Inc